Exhibit 99(a)


                                 DEPOSITARY AGREEMENT



                                                   Date:  November __, 1995



          Chemical Mellon Shareholder Services, L.L.C.
          450 West 33rd St. - 15th Floor
          New York, NY  10001

          Attn:  Reorganization Department
                 -------------- ----------


          Gentlemen:

          Texas Utilities Electric Company, a Texas corporation (the "Company"), is offering to exchange for any and all of certain series of Depositary Shares (the "Shares") upon the terms and conditions set forth in its Exchange Offers dated _______________ (the "Exchange Offers") and in the related Letters of Transmittal (which shall include the Internal Revenue Service Form W-9), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Offer." The "Expiration Date" for the Offer shall be _________ New York City time, on _____________ unless and until the Company shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

          The Company hereby agrees with you as follows:

               1) Subject to the terms and conditions of this Agreement, you will act as Exchange Agent (in such capacity, the "Depositary") in connection with the Offer, and in such capacity are authorized and directed to accept tenders of Shares.

               2) (a)    Tenders of Shares may be made only as set forth in
          the Exchange Offer, and Shares shall be considered validly tendered to you only if:

                    (i) you receive prior to the Expiration Date (x) certificates for such Shares, (or a Confirmation (as defined in paragraph (b) below) relating to such Shares) and (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in paragraph (b) below) relating thereto; or

                    (ii) you receive (x) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares from an Eligible Institution (as defined in paragraph (b) below) prior to the Expiration Date and (y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto at or prior to P.M., New York City time, on the third New York Stock Exchange, Inc. (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery; and

                    (iii) in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided in Section 4 hereof, has been made by the Company.

                    (b) For the purpose of this Agreement: (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (hereinafter collectively referred to as the "Book-Entry Transfer Facilities") to be established and maintained by you in accordance with Section 3 hereof, (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, telex, facsimile transmission or letter substantially in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and the Depositary, substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice, (iii) an "Eligible Institution" shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States; and (iv) an "Agent's Message" shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

                    (c) We acknowledge that in connection with the Offer you may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Company by such Book-Entry Transfer Facility or participants therein and
          (iii) you, as Depositary, are authorized to enter into such agreements or arrangements on behalf of the Company. Without limiting any other provision of this Agreement, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Company and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Company.

               3) You shall take steps to establish and, subject to such establishments, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal, and you shall comply with the provisions of Rule 17Ad-14 under the Securities Exchange Act of 1934, as amended.

               4) (a)    You are authorized and directed to examine any
          certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document required by the Letter of Transmittal received by you to determine whether you believe any tender may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the tender of Shares exists, you are authorized subject to
          Section 4(b) hereof to advise the tendering stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but you are not authorized to accept any tender of fractional Shares, any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which you deem to be defective, unless you shall have received from the Company the Letter of Transmittal which was surrendered (or if the tender was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Company, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Company.

               (b) Promptly upon your concluding that any tender is defective, you shall, after consultation with and on the written instructions of the Company, use reasonable efforts in accordance with your regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in Section 11 hereof. The Company shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Company, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. The interpretation by the Company of the terms and conditions of the Exchange Offer, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

                    (c) You agree to maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

               5) You are authorized and directed to return to any person tendering Shares, in the manner described in Section 11 hereof, any certificates representing Shares tendered by such person but duly withdrawn pursuant to the Exchange Offer. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Exchange Offer at your address set forth on the back page of the Exchange Offer. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice may be defective. In the event you conclude that any such notice is defective you shall, after consultation with and on the instructions of the Company, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date pursuant to the Exchange Offer.

               6) Subject to Sections 18 and 23 hereof, any amendment to or extension of the Offer, as the Company shall from time to time determine, shall be effective upon notice to you from the Company given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Company in writing; provided that you may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Company shall promptly notify you of such termination.

               7) At 11:00 a.m. New York City time, or as promptly as practicable thereafter on each business day, or more frequently if reasonably requested as to major tally figures, you shall advise each of the parties named below by telephone as to, based upon your preliminary review (and at all times subject to final determination by the Company), as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly tendered on such day, (ii) the number of Shares duly tendered represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; and (v) the cumulative totals of Shares in categories (i) thru (iv) above through 12:00 noon, New York City time, on such day:

               (a)  Laura Anderson at the Company at (214) 812-3127

               (b)  ____________ at Merrill Lynch & Co. at (212) 449-____

          You shall also furnish to each of the above-named persons a written report confirming the above information which has been communicated orally on the day following such oral communication. You shall furnish to the Dealer-Managers (as defined in the Exchange Offer), the Information Agent (as defined in the Exchange Offer) and the Company, such reasonable information, to the extent such information has been furnished to you, on the tendering stockholders as may be requested from time to time.

          You shall furnish to the Company, upon request, master lists of Shares tendered for purchase, including an A-to-Z list of the tendering stockholders.

          You are also authorized and directed to provide the persons listed above or any other persons approved by the Company with such other information relating to the Shares, Exchange Offer, Letters of Transmittal, Agent's Messages or Notices of Guaranteed Delivery as the Company may reasonably request from time to time.

               8) Letters of Transmittal, Notices of Guaranteed Delivery, Agent's Messages, telegrams, telexes, facsimile transmissions, notices and letters submitted to you pursuant to the Offer shall be stamped by you to indicate the date and time of the receipt thereof and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the term of this Agreement, whichever is longer, and thereafter shall be delivered by you to the Company. Thereafter, any inquiries relating to or requests for any of the foregoing shall be directed solely to the Company and not the Depositary.

               9) (a)    If under the terms and conditions set forth in the
          Exchange Offer, the Company becomes obligated to accept and pay for Shares tendered, upon instruction by the Company and as promptly as practicable, but in any event not later than _____ p.m., New York City time, on the third NYSE trading day after the latest of: (i) the Expiration Date; (ii) the physical receipt by you of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a Confirmation including an Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Company with you of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, you shall, subject to Section 16 hereof, deliver or cause to be delivered to the tendering stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, official bank checks of the Depositary, as agent for the Company, and payable through the Depositary in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Company will also deposit with you on your request federal or other immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Company or its nominee or nominees of all Shares so purchased. Upon request by the Company you will apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, you will promptly pay over to the Company all money refunded.

               (b) At such time as you shall be notified by the Company, you shall request the transfer agent for the Shares to effect the transfer of all Shares purchased pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with written instructions from the Company, and upon your receipt thereof notify the Company. The Company shall be responsible to arrange for delivery of the certificates.

               10) (a) On or before January 31st of the year following the year in which the Company accepts Shares for payment, you will prepare and mail to each tendering stockholder whose Shares were accepted, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations "Foreign Stockholders"), a Form 1099-B reporting the purchase of Shares as of the date such Shares are accepted for payment. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which the Shares are accepted for payment.

                    (b)  You will deduct and withhold 31% backup
          withholding tax from the purchase price payable with respect to Shares tendered by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations.

                    (c) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

               11) If, pursuant to the terms and conditions of the Offer, the Company has notified you that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder withdraws any tendered Shares, you shall promptly return the deposited certificates for such Shares, together with any other documents received, to the person who deposited the same, without expense to such person. Certificates for such unpurchased Shares shall be forwarded by you, at your option, by: (i) first class mail under a blanket surety bond protecting you, the Company from losses or liabilities arising out of the non-receipt or nondelivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, you shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Company's decision not to accept the Shares.

               12) You shall take all reasonable action with respect to the Offer as may from time to time be requested by the Company, the Dealer-Managers or the Information Agent. You are authorized to cooperate with and furnish information to the Dealer-Managers, the Information Agent, any of their representatives or any other organization (or its representatives) designated from time to time by the Company, in any manner reasonably requested by any of them in connection with the Offer and tenders thereunder.

               13) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company, the Dealer-Managers or the Information Agent, as the case may be, as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

               14) Whether or not any Shares are tendered or the Offer is consummated, for your services as Depositary hereunder we shall pay to you compensation in accordance with the fee schedule attached as Schedule 1 hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of your counsel.

               15) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Company or of any stockholders surrendering certificates for Shares pursuant to the Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgement for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

               16)  As Depositary hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or in Exhibits A, B, and C hereto, or as may subsequently be agreed to in writing by you and the Company;

               (b) shall have no obligation to make payment for any tendered Shares unless the Company shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

               (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with you or tendered through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Offer;

               (d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might in your judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

               (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

               (f) may rely on and shall be authorized ant protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to your actions as Depositary covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

               (g) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

               (h) shall not be called upon at any time to advise any person tendering or considering tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder;

               (i) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;

               (j) shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

               (k) shall not be liable or responsible for any failure of the Company to comply with any of their respective obligations relating to the Offer, including without limitation obligations under applicable securities laws;

               (l) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Dealer-Managers or Information Agent; and

               (m) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication.

               17) The Company covenants to indemnify and hold you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including without limitation any loss, liability, damage or expense incurred for submitting for transfer Shares tendered without a signature guarantee pursuant to the Letter of Transmittal, or in connection with any communication or message transmitted or purported to be transmitted through electronic means to or from a Book-Entry Transfer Facility, and the fees and expenses of counsel) incurred
          (a) without negligence or bad faith or (b) as a result of your acting or failing to act upon the instructions of the Company, Dealer-Managers or Information Agent, arising out of or in connection with the Offer, this Agreement or the administration of your duties hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. In no case shall the Company be liable under this indemnity with respect to any action, proceeding, suit or claim against you unless the Company shall be notified by you, by letter or by telex or facsimile transmission confirmed by letter, of the written assertion of any action, proceeding, suit or claim made or commenced against you, promptly after you shall have been served with the summons or other first legal process or have received the first written insertion giving information as to the nature and basis of the action, proceeding, suit or claim, but failure so to notify the Company shall not release the Company of any liability which it may otherwise have on account of this Agreement. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

               18) Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) the Company's termination or withdrawal of the Offer, (b) if the Company does not terminate or withdraw the Offer, the date which is months after the later of
          (i) your sending of checks to tendering stockholders in accordance with Section 9(a) hereof and (ii) your delivery of certificates to the Company in accordance with Section 9(b) hereof or (c) if not terminated or withdrawn earlier, the date which is two months after the date of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Depositary under this Agreement, and after such time any party entitled to such certificates, funds or property shall look solely to the Company and not the Depositary therefore, and all liability of the Depositary with respect thereto shall cease, provided, however, that the Depositary, before being required to make such delivery to the Company, may at the expense of the Company cause to be published in a newspaper of general circulation in the City of New York, or mail to each person who has tendered Shares but not received payment, or both, notice that such certificates, funds or property remain unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of publication or mailing, any unclaimed balance of such certificates, funds or property will be delivered to the Company. Sections 14, 16 and 17 hereof shall survive any termination of this Agreement.

               19) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Depositary, which shall be controlled by the terms of this Agreement.

               20) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

               21) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communication under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to 1601 Bryan Street, Dallas, Texas 75201, Attention: Treasurer, or, if to the Depositary, to 450 West 33rd Street, New York, New York 10001,
          Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

               22) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

               23) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

                    Please acknowledge receipt of this Letter, the Exchange Offers, the Letters of Transmittal, and the Notices of Guaranteed Delivery, and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement among us.

                                        Very truly yours,

                                        TEXAS UTILITIES ELECTRIC COMPANY



                                        By: _____________________________



          Accepted as of the date
          above first written:

          CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.
          as DEPOSITARY



          By: _________________________________
               Name:  Martin J. Curran
               Title:  Assistant Vice President

          Exhibit A Exchange Offers
          Exhibit B Letters of Transmittal
          Exhibit C Notices of Guaranteed Delivery